Etsy, Inc. Reports First Quarter 2023 Results
Brooklyn, NY - May 3, 2023 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its first quarter ended March 31, 2023.
“We are pleased that Etsy has once again delivered solid top and bottom line performance in the first quarter, maintaining the vast majority of our pandemic gains in the face of stiff macroeconomic headwinds,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “We’ve kicked off an exciting pipeline of product development and marketing initiatives to drive improved customer experiences and engagement in 2023. We believe that Etsy can be more relevant, more often, to many more millions of buyers around the world. So we’ll be focused on welcoming new buyers to the joy of Etsy, deepening buyer curiosity and engagement, instilling trust when transacting with us, and being the preferred platform for our sellers because we help them grow effectively and efficiently.”
First quarter 2023 performance highlights include:
•Consolidated GMS was $3.1 billion, down 4.6% year-over-year and down 2.6% on a currency-neutral basis.
•Etsy marketplace GMS was $2.7 billion, down 4.7% year-over-year and down 2.6% on a currency-neutral basis.
◦First quarter 2023 GMS was impacted by consumer wallet share shifts from goods to services, year-over-year declines in some of our larger categories such as home and living and craft supplies, and pressure on consumer discretionary spending particularly for lower household income buyers.
◦The Etsy marketplace grew active buyers by 1% year-over-year to 89.9 million, the first time this metric has grown on a year-over-year basis since the fourth quarter of 2021. We acquired 7 million new buyers, reactivated 21% more buyers than during the prior year period, and retained active buyers at levels above pre-pandemic rates on a trailing twelve month basis. On a quarterly basis, retention trends improved both from the prior year and the prior quarter.
◦GMS Ex-U.S. domestic for the Etsy marketplace was 46% of overall GMS, with GMS ex-U.S. domestic increasing 3% year-over-year on a currency-neutral basis.
•Consolidated revenue was $640.9 million, up 10.6% versus the first quarter of 2022, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 20.7%. This revenue performance reflects the Etsy marketplace transaction fee increase which went into effect on April 11, 2022.
•Consolidated net income was $74.5 million, down $11.6 million year-over-year, with consolidated net income margin (i.e., net income divided by revenue) of approximately 12% and diluted net income per share of $0.53.
•Consolidated non-GAAP Adjusted EBITDA was $170.3 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 26.6%.
•Etsy ended the first quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the first quarter of 2023, Etsy repurchased an aggregate of approximately $148 million, or 1,205,151 shares, of its common stock. On March 1st, the capped call instruments related to the 2018 convertible notes were settled for 1,194,006 shares of Etsy’s common stock that were retired upon receipt.

First Quarter 2023 Financial Summary
(in thousands, except percentages; unaudited)

The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended March 31,		% (Decline) Growth Y/Y
	2023	2022
GMS (1)	$3,101,358	$3,252,387	(4.6)%
Revenue	$640,877	$579,266	10.6%
Marketplace revenue	$467,516	$427,691	9.3%
Services revenue	$173,361	$151,575	14.4%
Gross profit	$445,424	$406,271	9.6%
Operating expenses	$367,225	$321,956	14.1%
Net income	$74,537	$86,109	(13.4)%
Net income margin	11.6%	14.9%	(330)	bps
Adjusted EBITDA (Non-GAAP)	$170,344	$159,198	7.0%
Adjusted EBITDA margin (Non-GAAP)	26.6%	27.5%	(90)	bps

Active sellers (2)	7,942	7,654	3.8%
Active buyers (2)	95,526	95,102	0.4%
Percent mobile GMS	67%	66%	100	bps
Percent GMS ex-U.S. Domestic (1)	45%	44%	100	bps
(1)Consolidated GMS for the three months ended March 31, 2023 includes Etsy marketplace GMS of $2.7 billion. Percent GMS ex-U.S. domestic for the Etsy marketplace for the three months ended March 31, 2023 was 46%.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 5.9 million and 89.9 million, respectively, as of March 31, 2023.
To provide consistency with our calculation of GMS, beginning in the first quarter of 2023, we are reporting our mobile GMS, GMS ex-U.S. domestic, and Non-U.S. domestic GMS as a percentage of GMS net of refunds. We did not apply this change to prior periods as the impact was immaterial to such periods. For information about how we otherwise define our metrics, see our Annual Report on Form 10-K for the year ended December 31, 2022.

“Consolidated first quarter 2023 GMS came in a bit above the midpoint of our guidance as some of the Etsy marketplace volatility and headwinds we experienced during February eased in March,” said Rachel Glaser Chief Financial Officer. “While we remain cautious on the broader macroeconomic climate, we are pleased to see positive trends in our first quarter 2023 buyer data, particularly the return to year-over-year growth in the Etsy marketplace’s active buyer base. Consolidated revenue grew 11% year-over-year, and our highly variable cost structure allowed us to deliver a healthy adjusted EBITDA margin of 26.6%. We believe that our disciplined investment approach can enable above e-commerce industry growth and best-in-class profitability on average and over time.”

First Quarter 2023 Operating Highlights

Etsy’s product roadmap remains aligned with our long-term ‘Right to Win’ strategy which is focused on delivering best-in-class search and discovery, improving human connections between buyers and sellers, making Etsy a trusted brand and highlighting our sellers’ unique items. Select first quarter 2023 product development, marketing and other operational highlights are outlined below.
•Investing in Search & Discovery remains an important component of improving efficiency and inspiration for our buyers. We kicked off work streams focused on increasing personalization and relevancy in search, such as utilizing more information related to buyer purchases that analyze longer time periods, which drove up average order value. We also made improvements to the item ranking we use for recommendations in order to consider longer-term buyer interests and deliver more diverse results.
•Given the pressure on consumer discretionary spending, Etsy has been highlighting the attractive value offered by our sellers’ merchandise to buyers on and off-site. For example, we improved the buyer experience by adding key information along the purchasing journey, providing greater prominence to price and sale details on the listing page, which drove increased conversion.
•Etsy Ads remained an important driver of our revenue growth. We launched new capabilities to incorporate in-session buyer behavior that enhanced personalization, delivering conversion improvements and driving efficiency in the auction process. We also launched ads in our App that are visually larger than organic listings, making it easier for users to preview listing details in paid search results.
•We strive to be the platform sellers love to sell on by investing to help our sellers efficiently and effectively manage their shops. For example, during the quarter we provided sellers with personalized growth insights to drive sales and improve conversion rates by providing abandoned cart offers to both guest and signed-in users. We continued to expand our Star Seller program with the number of sellers included in the program up nearly 80% year-over-year, and we introduced a Star Seller filter in our search, which led to increased purchase frequency and buyer spend.
•We optimized our performance marketing attribution models and leveraged higher lifetime buyer value related to our transaction fee increase (April 11, 2022), allowing us to spend deeper in performance marketing year-over-year while maintaining a positive ROI. We also ran incrementality tests across our largest performance marketing programs as we continue to test and improve the efficiency of our performance marketing spend.
•Leveraging our new TV and digital marketing campaigns in the United States, the United Kingdom and Germany, we began to selectively lean into messaging about Home & Living, Style, and Gifting items. Our goal is to build brand association for these purchase occasions by better communicating Etsy’s value proposition and breath of offerings to buyers.
•Our new $30 million Impact Investment Fund made investments in Grameen America, which provides capital, training, and support to aspiring women business owners from low-income and marginalized communities, and Greenbacker Capital Management, an investment firm that catalyzes growth in renewable energy technology.

Select highlights of first quarter business initiatives for our subsidiary marketplaces are outlined below:

Reverb continued to emphasize affordability, which drove higher conversion. For example, Reverb lowered its ‘Price Drop’ display threshold to 5% from 10%, added ‘Great Value’ badged listings to its homepage, and made it easier for sellers to engage privately with buyers interested in a specific piece of gear to negotiate a discounted price. Reverb also continued to optimize its performance marketing investment, delivering solid results and a positive ROI in the quarter.

Depop’s product development velocity reached near all-time highs during the quarter, while maintaining its overall win rate. This included meaningful product wins in search, particularly improving product matching of listings to buyers that drove higher conversions, exposing buyers to more relevant and personalized content to browse & explore, and making it easier for sellers to create higher quality listings. Seller adoption of Depop’s ‘Boosted Listings’ onsite ads platform also increased in the first quarter.

Elo7 enhanced search capabilities by increasing App listing page speed, improving user experience such as auto-correcting misspelled search terms, and increasing filtering capabilities to allow multiple selections, such as category. Elo7 also added enhanced shipping capabilities to provide more accurate delivery times and continued to refine its ROI models used for paid marketing channels.

Financial Guidance and Outlook
Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the second quarter of 2023 is:

GMS:         $2.85B to $3.10B

Revenue:        $590M to $640M

Adjusted EBITDA
margin:        Approximately 26%

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange loss (gain), and acquisition-related expenses, and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Sr. Director, Communications and Strategic Partnership
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2023 and underlying assumptions; product development and marketing initiatives and their ability to improve customer experiences and engagement; our ability to attract, engage, retain and grow buyers and sellers; our investment approach and its positive impact on our growth and profitability; and the broader macroeconomic climate. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces and our ability to support our recent growth; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) risks related to the COVID-19 pandemic; (4) the fluctuation of our quarterly operating results; (5) our failure to meet our publicly announced guidance or other expectations; (6) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (7) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (8) macroeconomic events that are outside of our control; (9) operational and compliance risks related to our payments systems; (10) our ability to recruit and retain employees; (11) our ability to compete effectively; (12) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (13) our ability to demonstrate progress against our environmental, social, and governance Impact strategy; (14) our efforts to expand internationally; (15) our ability to successfully integrate and receive the expected benefits from the Depop and Elo7 acquisitions; (16) acquisitions that may prove unsuccessful or divert management attention; (17) regulation in the area of privacy and protection of user data; and (18) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$786,796	$921,278
Short-term investments	252,666	250,413
Accounts receivable, net	26,274	27,888
Prepaid and other current assets	76,856	80,203
Funds receivable and seller accounts	202,354	233,961
Total current assets	1,344,946	1,513,743
Restricted cash	5,341	5,341
Property and equipment, net	248,352	249,744
Goodwill	138,061	137,724
Intangible assets, net	534,466	535,406
Deferred tax assets	128,679	121,506
Long-term investments	57,028	29,137
Other assets	43,668	42,360
Total assets	$2,500,541	$2,634,961
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,901	$28,757
Accrued expenses	240,025	331,234
Finance lease obligations—current	4,713	4,731
Funds payable and amounts due to sellers	202,354	233,961
Deferred revenue	14,506	14,008
Other current liabilities	17,614	19,064
Total current liabilities	499,113	631,755
Finance lease obligations—net of current portion	104,144	105,699
Deferred tax liabilities	44,379	44,735
Long-term debt, net	2,280,663	2,279,640
Other liabilities	112,430	120,406
Total liabilities	3,040,729	3,182,235
Total stockholders' deficit	(540,188)	(547,274)
Total liabilities and stockholders' deficit	$2,500,541	$2,634,961

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$640,877	$579,266
Cost of revenue	195,453	172,995
Gross profit	445,424	406,271
Operating expenses:
Marketing	171,314	154,280
Product development	115,924	89,476
General and administrative	79,987	78,200
Total operating expenses	367,225	321,956
Income from operations	78,199	84,315
Other income, net	3,072	1,672
Income before income taxes	81,271	85,987
(Provision) benefit for income taxes	(6,734)	122
Net income	$74,537	$86,109
Net income per share attributable to common stockholders:
Basic	$0.60	$0.68
Diluted	$0.53	$0.60
Weighted-average common shares outstanding:
Basic	124,336,969	127,149,293
Diluted	142,965,820	146,677,879

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$74,537	$86,109
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	68,683	49,271
Depreciation and amortization expense	23,172	24,754
Provision for expected credit losses	4,969	3,109
Foreign exchange loss (gain)	3,611	(5,567)
Deferred benefit for income taxes	(8,968)	(10,517)
Other non-cash (income) expense, net	(99)	3,321
Changes in operating assets and liabilities	(110,274)	(90,936)
Net cash provided by operating activities	55,631	59,544
Cash flows from investing activities
Purchases of property and equipment	(2,249)	(3,212)
Development of internal-use software	(5,957)	(6,005)
Purchases of investments	(116,896)	(76,416)
Sales and maturities of investments	89,005	75,478
Net cash used in investing activities	(36,097)	(10,155)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(9,194)	(12,288)
Repurchase of stock	(148,182)	(62,568)
Proceeds from exercise of stock options	3,005	3,394
Payment of debt issuance costs	(2,045)	(25)
Settlement of convertible senior notes	(45)	(5)
Payments on finance lease obligations	(1,575)	(1,598)
Other financing, net	(512)	807
Net cash used in financing activities	(158,548)	(72,283)
Effect of exchange rate changes on cash	4,532	(1,065)
Net decrease in cash, cash equivalents, and restricted cash	(134,482)	(23,959)
Cash, cash equivalents, and restricted cash at beginning of period	926,619	785,537
Cash, cash equivalents, and restricted cash at end of period	$792,137	$761,578

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS (decline) / growth for the periods presented below are as follows:

	Quarter-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact
March 31, 2023	(4.6)%	(2.6)%	(2.0)%
March 31, 2022	3.5%	4.8%	(1.3)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating (income) expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); and acquisition-related expenses. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);
•Adjusted EBITDA does not reflect acquisition-related expenses; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$74,537	$86,109
Excluding:
Interest and other non-operating (income) expense, net	(5,689)	3,290
Provision (benefit) for income taxes	6,734	(122)
Depreciation and amortization	23,172	24,754
Stock-based compensation expense	68,683	49,271
Foreign exchange loss (gain)	2,618	(4,962)
Acquisition-related expenses	289	858
Adjusted EBITDA	$170,344	$159,198
Divided by:
Revenue	$640,877	$579,266
Adjusted EBITDA margin	26.6%	27.5%